Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-133763 on Form N-14 of our report dated November 25, 2005, relating to the financial statements and financial highlights of BlackRock Government Income Portfolio (one of the portfolios constituting the BlackRock Funds) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2005, and to the references to us under the captions “Other Service Providers” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 13, 2006